Contact:
                                        Craig Dunham
                                        Dynasil Corporation of America
                                        Phone: (856) 767-4600
                                        Email:  cdunham@Dynasil.com


      Dynasil Completes Acquisition of Evaporated Metal Films Corporation

WEST BERLIN, N.J. - October 2, 2006 - Dynasil Corporation of America (OTCBB:
DYSL) and Evaporated Metal Films Corp. of Ithaca, New York ("EMF") are pleased to announce the completion of Dynasil's acquisition of EMF. Dynasil is a manufacturer of optical blanks from synthetic fused silica and other optical materials as well as optical components and specialized optical systems for the laser, optical instrument, and general optics markets. EMF produces optical thin-film coatings for a broad range of application markets including display systems, optical instruments, satellite communications, and lighting. EMF has optical coatings capabilities that were targeted additions to those currently offered by Dynasil and its Optometrics subsidiary.

The current EMF owner and CEO, Ms. Megan Shay, has an employment agreement to continue in an active leadership role and executive position for at least one year. Dynasil's plan is for EMF to continue to operate from its Ithaca, N.Y. facility as a Dynasil business unit. Ms. Shay commented that "This is a very positive development for EMF customers and employees since Dynasil brings increased capabilities and resources to EMF." Dynasil purchased 100% of the stock of EMF for $1.1 million in cash. The acquisition of EMF is expected to immediately increase Dynasil revenues by about $3 million, a 40-50% increase, and to contribute significant net income in the future. $700,000 of equity in the form of Dynasil convertible preferred stock was raised from existing and new shareholders to finance the acquisition in addition to bank financing. Mr. Craig Dunham, Dynasil's President and CEO, had the following comments on the acquisition: "I believe that EMF's broad capabilities for optical coatings, strong people, and their optics customer base will enable the combination of Dynasil, Optometrics, and EMF to better serve our customers. EMF and Dynasil have complementary strengths that we expect will result in increased growth and profitability. We continue to focus on our strategy of profitable growth from our optical components businesses through service leadership supported by acquisition and strategic alliances."

About Dynasil: Founded in 1960, Dynasil Corporation of America is a fabricator of optical blanks from synthetic fused silica, fused quartz, and other optical materials for the semi-conductor, laser, space and optical components industries, and its subsidiary, Optometrics Corporation, is a worldwide supplier of optical components including diffraction gratings, thin film filters, laser optics, monochromators, and specialized optical systems.

This news release may contain forward-looking statements usually containing the words "believe," "expect," or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act. Future results of operations, projections, and expectations, which may relate to this release, involve certain risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the factors detailed in the Company's Annual Report or Form 10-KSB and in the Company's other Securities and Exchange Commission filings, continuation of existing market conditions and demand for our products.